Exhibit 7 to Form T-1

Bank Call Notice

RESERVE DISTRICT NO. 2
CONSOLIDATED REPORT OF CONDITION OF

JPMorgan Chase Bank, N.A.
of 270 Park Avenue, New York, New York 10017
and Foreign and Domestic Subsidiaries,
a member of the Federal Reserve System,

at the close of business March 31, 2005, in
accordance with a call made by the Federal Reserve Bank of this
District pursuant to the provisions of the Federal Reserve Act.

		Dollar Amounts
		in Millions
ASSETS
Cash and balances due from depository institutions:
Noninterest-bearing balances and currency and coin		$36,236
Interest-bearing balances		24,384
Securities:
Held to maturity securities		101
Available for sale securities		60,180
Federal funds sold and securities purchased under agreements to resell
Federal funds sold in domestic offices		39,536
Securities purchased under agreements to resell		133,265
Loans and lease financing receivables:
Loans and leases held for sale		21,045
Loans and leases, net of unearned income	$341,550
Less: Allowance for loan and lease losses	5,313
Loans and leases, net of unearned income and allowance		339,000
Trading Assets		236,590
Premises and fixed assets (including capitalized leases)		8,425
Other real estate owned		142
Investments in unconsolidated subsidiaries and associated companies		840
Customers’ liability to this bank on acceptances outstanding		592
Intangible assets
Goodwill		23,365
Other Intangible assets		10,259
Other assets		49,089
TOTAL ASSETS		$983,049

LIABILITIES
Deposits
In domestic offices		$378,772
Noninterest-bearing	$134,412
Interest-bearing	244,360
In foreign offices, Edge and Agreement subsidiaries and IBF’s		155,364
Noninterest-bearing......	$6,701
Interest-bearing	148,663
Federal funds purchased and securities sold under agreements to repurchase:
Federal funds purchased in domestic offices		8,918
Securities sold under agreements to repurchase		84,208
Trading liabilities		138,428
Other borrowed money (includes mortgage indebtedness and obligations under capitalized leases)		78,207
Bank’s liability on acceptances executed and outstanding		592
Subordinated notes and debentures		17,511
Other liabilities		38,035
TOTAL LIABILITIES		900,035
Minority Interest in consolidated subsidiaries		1,424
EQUITY CAPITAL
Perpetual preferred stock and related surplus		0
Common stock		1,785
Surplus (exclude all surplus related to preferred stock)		58,591
Retained earnings		21,936
Accumulated other comprehensive income		(722)
Other equity capital components		0
TOTAL EQUITY CAPITAL		81,590

TOTAL LIABILITIES, MINORITY INTEREST, AND EQUITY CAPITAL		$983,049

I, Joseph L. Sclafani, E.V.P. & Controller of the above-named bank, do hereby declare that this Report of Condition has been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and is true to the best of my knowledge and belief.

JOSEPH L. SCLAFANI

We, the undersigned directors, attest to the correctness of this Report of Condition and declare that it has been examined by us, and to the best of our knowledge and belief has been prepared in conformance with the in- structions issued by the appropriate Federal regulatory authority and is true and correct.

WILLIAM B. HARRISON, JR.	)
JAMES DIMON	)	DIRECTORS
MICHAEL J. CAVANAGH	)